Exhibit 2.2

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this "Amendment"), dated as of February 23, 2007, by and among The Exploration Company of Delaware, Inc., a Delaware corporation ("Parent"), Output Acquisition Corp., a Texas corporation and a wholly-owned Subsidiary of Parent ("Sub"), and Output Exploration, LLC, a Delaware limited liability company (the "Company") amends that certain Agreement and Plan of Merger, dated as of February 20, 2007, by and among Parent, Sub and the Company (the "Merger Agreement"). Capitalized terms used and not defined herein shall have the meanings given to them in the Merger Agreement.

WHEREAS, the parties to the Merger Agreement desire to amend Section 5.9(c) to clarify the parties' original intent with respect to the obligations set forth therein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in the Merger Agreement and this Amendment, the parties hereto agree as follows:

1.	Amendment to Section 5.9(c) of the Merger Agreement. Section 5.9(c) of the Merger Agreement is hereby amended by restating such subsection in its entirety as follows:

"(c) Parent will forward to the purchaser of the California Assets, as soon as practicable after receipt thereof, any payments or other amounts received by Parent or the Companies following the closing of the California Sale from any third party in respect of the California Assets that are attributable to periods following the effective date of the California Sale and to which such purchaser is entitled under the agreements entered into by the Company in connection with the California Sale; and"

2.
Effect on Agreement. Upon execution of this Amendment, each reference in the Merger Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of similar import, and each similar reference in any document related thereto, or executed in connection therewith, shall mean and be a reference to the Merger Agreement as amended by this Amendment, and the Merger Agreement and this Amendment shall be read together and construed as one single instrument. This Amendment is intended to amend the Merger Agreement. Except as specifically set forth herein, all other terms and conditions of the Merger Agreement shall remain in full force and effect without modification.

3.
Counterparts. This Amendment may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Executed as of the date first written above.

PARENT:
The Exploration Company of Delaware, Inc.
By: /s/ P. Mark Stark
Name: P. Mark Stark
Title: Chief Financial Officer
SUB:
Output Acquisition Corp.
By: /s/ M. F. Russell
Name: M. Frank Russell
Title: Vice President
COMPANY:
Output Exploration, LLC
By: /s/ Robert A. Brook
Name: Robert A. Brook
Title: President